Exhibit 10.4

AGREEMENT REGARDING

INSTRUMENT CONSTITUTING US$4,750,000 10% SENIOR FIXED RATE

SECURED BOND

THIS AGREEMENT (the “Agreement”) is made and entered into as of October 31, 2008, by and between Mark Hawtin (“Hawtin”) and StockerYale (UK) Limited, a corporation organized under the laws of England and Wales (the “Company”).

RECITALS

WHEREAS, the Company currently owes Hawtin $4,718,623 pursuant to that certain Instrument Constituting US$4,750,000 10% Senior Fixed Rate Secured Bond, dated October 31, 2006, issued by the Company to The Eureka Interactive Fund Limited (as amended, restated, modified and/or supplemented from time to time, the “Bond”); and

WHEREAS, Hawtin has agreed to forego certain payments under the Bond upon receipt of 616,743 shares of the common stock of StockerYale, Inc., par value $0.01 per share.

NOW, THEREFORE, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Forgone Payments. Hawtin hereby agrees to forego the following payments of principal due under the Bond, totaling $246,697 (the “Payments”):

Payment Date	Amount Due (U.S. Dollars)
September 30, 2008	$61,674
October 31, 2008	$61,674
November 30, 2008	$61,674
December 31, 2008	$61,674

2. Issuance of Shares. StockerYale, Inc. hereby agrees to issue to Hawtin an aggregate of 616,743 shares of the common stock of StockerYale, Inc., calculated at a value of $0.40 per share (the “Shares”).

3. Satisfaction of the Payments. Upon Hawtin’s receipt of the Shares, the Payments will be satisfied in full and the remaining outstanding principal amount of the Bond to be repaid will be reduced to $4,471,926. Hawtin hereby acknowledges that the issuance of the Shares will satisfy the Payments in full and will result in the remaining outstanding principal amount of the Bond to be repaid being reduced to $4,471,926.

4. Waiver. Hawtin hereby waives any breach or default that may have arisen on or prior to the date hereof from the failure of the Company to make payments to Hawtin under the Bond.

5. Future Payments. The Company hereby agrees to resume making payments under the Bond in accordance with Schedule A to the Bond on January 31, 2009.

6. Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of England.

7. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8. Counterparts; Signatures. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

STOCKERYALE (UK) LIMITED

By:	/s/ Mark Blodgett
Name: Mark Blodgett Title: Director

By:	/s/ Mark Hawtin
Mark Hawtin

Signature Page to Agreement Regarding Bond